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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                    The Aegis Consumer Funding Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value, $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00760G10
                        ------------------------------
                                 (CUSIP Number)

                                 July 17, 1998
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

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  CUSIP NO. 00760G10
           ---------


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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GKW UNIFIED HOLDINGS, LLC

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

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                          SOLE VOTING POWER
                     5
     NUMBER OF            3,065,341 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0- shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,065,341 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,065,341 shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      10.22%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

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ITEM 1

     (a)  Name of Issuer: The Aegis Consumer Funding Group, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
                200 N. Cobb Parkway, Suite 428
                Marietta, GA 30062


ITEM 2

     (a)  Name of Person Filing:  GKW Unified Holdings LLC, a Delaware limited liability company

     (b)  Address of Principal Business Offices or, if none, Residence:
                150 El Camino Drive, Suite 204
                Beverly Hills, CA 90210

     (c)  Citizenship:  Delaware

     (d)  Title of Class of Securities:  Common Stock, $.01 per share

     (e)  CUSIP Number:  00760G10


ITEM 3 If this statement is filed pursuant to (s)(s) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ]    Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o)

     (b)  [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c)  [ ]    Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c)

     (d)  [ ]    Investment company registered under section 8 of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-8)

     (e)  [ ]    An investment adviser in accordance with
                 (s)240.13d-1(b)(1)(ii)(F)

     (f)  [ ]    An employee benefit plan or endowment fund in accordance with
                 (s)240.13d-(b)(1)(ii)(G)

     (h)  [ ]    A savings association as defined as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ]    A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940 (U.S.C. 801-3)

     (j)  [ ]    Group, in accordance with (s)240.13d-1(b)(1)(ii)(J)
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ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities the issuer identified in Item 1.

     (a)  Amount beneficially owned:    3,065,341 shares

     (b)  Percentage of Class:          10.22%

     (c)  Number of shares as to which the person has

          (i)  Sole power to vote or direct the vote:   3,065,341 shares

          (ii) Shared power to vote or to direct the vote:   -0- shares

          (iii) Sole power to dispose or to direct the disposition of: 3,065,341 shares

          (iv) Shared power to dispose or to direct the disposition of: -0-shares

     Instructions: For computations regarding securities which represent a right to acquire an underlying security see (s)240.13d-3(d)(1)

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

          Not Applicable


ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

          Not Applicable


ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9  NOTICE OF DISSOLUTION OF GROUP

          Not Applicable









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ITEM 10 CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:     7/22/98                GKW UNIFIED HOLDINGS LLC
          ----------------            by Pacific Capital Group, Inc., its
                                      Managing Member



                                      /s/ Gary Winnick
                                      -----------------------------------
                                      GARY WINNICK
                                      President and Chief Executive Officer